February 10, 1995

New LFC, Inc.
600 Atlantic Avenue
24th Floor
Boston, Massachusetts 02210-2214

Gentlemen:

     This opionion is delivered to you in connection with the Registration Statement, as amended (the "Registration Statement"), on Form S-4 of New LFC, Inc. (the "Company") filed with the Securities and Exchange Commission on January 27, 1995 by the Company under the Securities Act of 1933, as amended (the "Act"), for registration under the Act of up to 8,254,543 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), and up to 1,040,000 shares of the Company's Series A Convertible Preferred Stock, $.01 par value ("Preferred Stock"), in connection with the proposed merger (the "Merger") described in the Registration Statement.

     We are familiar with the form of Restated Articles of Organization
(the "Charter") of the Company attached as Exhibit 3.1 to the Registration Statement, the form of Certificate of Designation of Series A Convertible Preferred Stock (the "Certificate") attached as Exhibit 3.2 to the Registration Statement, the Restated by-laws of the Company attached as Exhibit 3.3 to the Registration Statement, the Agreement and Plan of Merger dated as of October 12, 1994 (as amended and restated as of February 8, 1995, the "Merger Agreement") by and among the Company, Liberty Financial Companies, Inc., Apple Merger Corporation and The Colonial Group, Inc., the corporate minute book of the Company and the Registration Statement. We have also made such further investigation as we have deemed necessary for the purposes of this opinion.

     In rendering this opinion, we have assumed that the Company will, as contemplated by the Registration Statement, file the Charter and the Certificate with the Secretary of State of The Commonwealth of Massachusetts prior to the consummation of the Merger. We have further assumed that the capitalization of the Company will not change from that

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New LFC, Inc.
February 10, 1995
Page 2

described in the Registration Statement and that the Charter and the Certificate will not be further amended.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. The shares of Common Stock and the shares of Preferred Stock to be issued by the Company pursuant to the Registration Statement have been validly authorized for issuance and will, when issued in accordance with the terms of the Merger Agreement, be legally issued, fully paid and nonassessable.

     2. Any shares of Common Stock to be issued upon conversion of shares of Preferred Stock issued under the Merger Agreement have been validly authorized for issuance and will, when issued upon conversion of the Preferred Stock in accordance with the Certificate, be legally issued, fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Registration Statement under the caption "Legal Matters."

Very truly yours,

[Signature of CHOATE, HALL & STEWART]
CHOATE, HALL & STEWART

DS1-158915